From:Mail-Announcements
Sent:Wednesday, December 12, 2007 8:19 AM
To:All EMail Users
Subject:Office Depot Sees Impact from Continued Economic Weakness

CONTACTS:

Brian Turcotte
Investor Relations
561-438-3657
Brian.Turcotte@officedepot.com

Brian Levine
Public Relations
561-438-2895
Brian.Levine@officedepot.com

Office Depot sees Impact from continued economic weakness

Delray Beach, Fla., December 12, 2007– Office Depot, Inc. (NYSE:ODP), a leading global provider of office products and services, projects continued erosion of sales and earnings in the fourth quarter of 2007. As previously reported, the Company’s results for the third quarter of 2007 were negatively impacted by difficult housing-related economic conditions in certain of its key markets, particularly Florida and California, which accounted for 28 percent of North American sales in that period. This weakness appears to be spreading to other U.S. retail markets, creating additional pressure on sales and margins. Further, since inventory purchases are down due to lower sales and disciplined inventory management, fourth quarter vendor program support levels are currently expected to be about $70 million lower than last year.

Diluted earnings per share for the third quarter of 2007 totaled $0.43, including a tax benefit and the reversal of a bonus accrual totaling $0.17 per share. Similar benefits will not contribute to fourth quarter earnings.

The latest investor presentation can be found at http://investor.officedepot.com.

Office Depot will release fourth-quarter earnings for the fiscal period ending December 29, 2007 on Tuesday, February 26, 2008. The Company will host a webcast to discuss earnings at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) on Tuesday, February 26, 2008.

To listen via webcast, please visit Office Depot’s Investor Relations Web site at http://investor.officedepot.com. A replay of the webcast and a copy of the presentation will also be available on the website.

Office Depot will observe a quiet period commencing December 28, 2007, and extending to the date on which it will release its earnings, February 26, 2008, during which the Company cannot have discussions with the investment community.

About Office Depot

Office Depot provides more office products and services to more customers in more countries than any other company.

Incorporated in 1986 and headquartered in Delray Beach, Fla., Office Depot has annual sales of approximately $15.5 billion, and employs approximately 52,000 associates around the world. Currently, the Company sells to customers directly or through affiliates in 43 countries.

Office Depot is a leader in every distribution channel -- from retail stores and contract delivery to catalogs and e-commerce. As of September 29, 2007, Office Depot had 1,212 retail stores in North America and another 384 stores, either company-owned, licensed or franchised, in other parts of the world. Office Depot serves a wide range of customers through a dedicated sales force, telephone account managers, direct mail offerings, and multiple web sites. With $4.8 billion in online sales during the last twelve months, the Company is also one of the world’s largest e-commerce retailers.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.